Exhibit 99.1

On April 21, 2021, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $1.0 billion today announced operating results for the quarter ended March 31, 2021, unaudited.

For the quarter ended March 31, 2021, the Corporation reported net income of $4,117,000, or $1.26 basic earnings per share. This compares to the first quarter of 2020 net income of $1,088,000, or $0.33 basic earnings per share. The increase in operating results for the first quarter of 2021 as compared to the same period in 2020 was primarily attributable to an increase in net interest income of $1,531,000 (21.5%), an increase in non-interest income of $2,907,000 (102.6%), and a decrease in the provision for loan losses of $250,000 (45.5%), offset by an increase in non-interest expenses of $896,000 (10.9%), and an increase in the provision for income taxes of $763,000. The increase in net interest income resulted from Paycheck Protection Program (PPP) loans, including fees of $870,000, as well as a decrease in interest expense of $1,273,000 resulting from lower rates on deposits and a decrease of $51.0 million in borrowings year over year.

For the quarter ended March 31, 2021, non-interest income was $5,741,000, compared to $2,834,000 for the first quarter of 2020, a $2,907,000 increase. The increase in non-interest income was primarily attributable to increases in gain on sales of loans of $1,993,000 (77.2%), and an increase in other non-interest income of $919,000, offset by a loss on securities of $5,000. The significant increase in gain on sale of loans was attributable to an increase in loan activity by the residential mortgage operations. During the quarter ended March 31, 2021, there were 460 loans sold totaling $117.6 million, compared to 268 loans sold totaling $63.1 million during the same period of 2020. The increase in other non-interest income was primarily related to a $583,000 increase in the fair value of mortgage servicing rights, and fluctuations in income from the Corporation’s loan hedging program of $284,000. The increase in the fair value of mortgage servicing rights resulted from a decrease in prepayment speeds.

For the quarter ended March 31, 2021, non-interest expenses were $9,106,000, compared to $8,210,000 for the first quarter of 2020, an $896,000 (10.9%) increase.  The significant quarter-over-quarter increases include salaries and benefits expense of $384,000 (8.0%), loan fees of $181,000 (57.6%), equipment service expense of $123,000, depreciation expense of $64,000 (26.8%), examination and auditing expense of $56,000 (41.2%).

Total assets amounted to $1.0 billion at March 31, 2021, compared to $978.5 million at December 31, 2020, an increase of $48.4 million (4.9%). The increase in total assets was primarily the result of increases of $40.9 million (71.6%) in cash and cash equivalents, $5.9 million (3.0%) in securities available-for-sale, and $2.0 million in net loans. Deposits during this same period increased $50.2 million (6.0%). Deposit balances have been positively impacted by the Corporation’s participation in the Paycheck Protection Loan Program.

Shareholders’ equity increased from $111.6 million at December 31, 2020 to $112.1 million at March 31, 2021. This increase was primarily the result of net income during the quarter ended March 31, 2021 of $4,117,000, offset by a decrease in unrealized securities gains, net of tax of $3,265,000, and dividends paid of $525,000. The decrease in unrealized securities gains during the quarter ended March 31, 2021 was attributable to increasing long term treasury yields.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Paulding, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2020 Form 10-K.